Exhibit 99.1

Cadrenal Therapeutics Reports Second Quarter 2026 Financial Results; Provides a Corporate Update on the Cardiac Acute Critical Care Franchise and the Strategic Partnering Process

Late-breaking Phase 2 CAD-1005 data presented at ISTH support a late-stage portfolio organized around preoperative safety, orphan regulatory acceleration, and postoperative shielding

PONTE VEDRA, Fla., August 13, 2026 - Cadrenal Therapeutics, Inc. (Nasdaq: CVKD), a late-stage biopharmaceutical company advancing specialized therapies for critical care cardiology and orphan cardiovascular conditions, today reported financial results for the second quarter ended June 30, 2026, and provided a corporate update on the launch of a structured strategic partnering process following significant clinical, regulatory, and portfolio progress across its Cardiac Acute Critical Care Franchise.

“The second quarter and subsequent weeks marked an important milestone for Cadrenal,” said Quang X. Pham, Chairman and Chief Executive Officer of Cadrenal Therapeutics. “Our objective is to convert clinical and regulatory progress into strategic value while remaining capital disciplined. We are also pursuing multiple nondilutive grants to advance our programs. With CAD-1005, frunexian, and tecarfarin addressing complementary acute, critical care, and orphan cardiovascular opportunities, and CAD-2000 extending the 12-LOX platform to treat chronic conditions, we believe Cadrenal offers a differentiated pipeline that addresses critical unmet needs for high-risk patients.”

“Having achieved regulatory guidance on the Phase 3 path for CAD-1005, we delivered a late-breaking presentation to the global thrombosis community on Phase 2 data for CAD-1005, which demonstrated an absolute reduction of more than 25% in thrombotic events. Our portfolio, now organized into a Cardiac Acute Critical Care Franchise spanning pre-operative safety, orphan regulatory acceleration, and post-operative shielding, is structured to demonstrate to prospective partners how our assets can address multiple high-value needs across the cardiac surgery continuum.”

The strategic alignment of the Cardiac Acute Critical Care (CACC) Franchise organizes Cadrenal’s portfolio into three commercial pillars.

Strategic pillar	Program / focus	Key point
Pre-Operative Safety	Frunexian IV for HIT-susceptible patients undergoing coronary artery bypass graft (CABG) surgery	Intended to replace volatile alternative anticoagulation protocols and establish a predictable safety profile before surgery.
Orphan Regulatory Acceleration	Orphan Drug Designation strategy for HIT patients undergoing cardiac surgery	Intended to support seven years of post-approval market exclusivity, fee waivers, and targeted tax credits.
Post-Operative Shield	CAD-1005 for Cardiac Surgery-Associated HIT and Cardiac Surgery-Associated Acute Kidney Injury	Described as supported by clinical data presented at the ISTH congress in July 2026 regarding its renal-protective profile.

Recent Highlights

●	Presented late-breaking Phase 2 data on CAD-1005 at the International Society of Thrombosis and Hemostasis (ISTH) 2026 Congress in Paris. The randomized, blinded, placebo-controlled study demonstrated an absolute reduction of more than 25% in thrombotic events when CAD-1005 was added to standard anticoagulant therapy, with a favorable safety profile and renal-protective baseline.

●	Launched a structured partnering process to explore development, licensing, and commercialization transactions for CAD-1005, frunexian, and tecarfarin. Cadrenal is pursuing a capital-efficient model focused on strategic out-licensing, portfolio monetization, and commercial co-development rather than independently funding large late-stage clinical trials.

●	Solidified a multi-indication strategy for CAD-1005 in heparin-induced thrombocytopenia (HIT) and Cardiac Surgery-Associated Acute Kidney Injury (CSA-AKI). The Company believes that the shared cardiac intensive care infrastructure, intravenous administration, and complementary thrombotic and inflammatory mechanisms may create a differentiated critical care asset package for prospective partners.

●	Submitted a request to the U.S. Food and Drug Administration on July 8, 2026, for Rare Pediatric Disease Designation for tecarfarin for the prevention of life-threatening blood clots inside coronary artery aneurysms in children with Kawasaki Disease.

●	Signed an agreement with a global firm that has collectively secured over $500 million in non-dilutive funding for life science companies.

●	Continued advancing CAD-2000, a highly selective, orally bioavailable preclinical 12-lipoxygenase (12-LOX) inhibitor designed for chronic cardiorenal inflammatory and thrombotic indications, as a potential follow-on companion to the Company’s intravenous acute care platform.

●	Signed a private placement that generated approximately $3.0 million in gross proceeds, with up to approximately $5.8 million in additional gross proceeds if the associated warrants are exercised in full for cash. There can be no assurance that any warrants will be exercised.

Second Quarter 2026 Financial Highlights

Research and development expenses for the quarter ended June 30, 2026, were $0.7 million compared to $1.1 million for the same period in 2025. General and administrative expenses were $2.6 million compared to $2.7 million for the same period in 2025. Total operating expenses were $3.3 million compared to $3.7 million for the same period in 2025. Cadrenal reported a net loss of $3.3 million for the quarter ended June 30, 2026, compared to $3.7 million for the same period in 2025.

As of early August 2026, Cadrenal had approximately $4.2 million in cash and cash equivalents. Based on its current operating plan, the Company believes these resources are expected to fund operations through the first quarter of 2027. The Company’s existing cash resources are not sufficient to advance its product candidates to clinical trial readiness or to commence and complete any clinical trials. Cadrenal does not plan to commence a clinical trial unless funding sufficient to complete that trial is in place, which may include capital raised through strategic partnerships, out-licensing agreements, non-dilutive grants, equity or debt financing, or a combination of these sources.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a late-stage biopharmaceutical company advancing specialized therapies for critical care cardiology and orphan cardiovascular conditions. The Company’s pipeline includes CAD-1005, tecarfarin, and frunexian. CAD-1005 is a novel investigational therapeutic in development for the treatment of heparin-induced thrombocytopenia (HIT) and Cardiac Surgery-Associated Acute Kidney Injury (CSA-AKI). CAD-1005 is designed to selectively inhibit 12-lipoxygenase (12-LOX), an enzyme central to platelet immune activation and thrombo-inflammatory signaling in HIT. CAD-1005 is intended to be used alongside existing standards of care and is being developed to address the underlying biological mechanisms that drive disease progression. CAD-1005 has an Orphan Drug Designation (“ODD”) from the U.S. Food and Drug Administration (“FDA”) for prophylaxis of thrombosis in patients with HIT, FDA Fast Track designation for the treatment and prevention of HIT, and an orphan designation from the European Medicines Agency for the treatment of platelet-activating factor 4 disorders. Second-generation 12-LOX oral therapeutics (CAD-2000) are also in development for chronic indications.

The Company’s broader pipeline includes tecarfarin, a late-stage oral vitamin K antagonist designed to prevent heart attacks, strokes, and deaths from blood clots in patients requiring chronic anticoagulation, including those with end-stage kidney disease and atrial fibrillation, those with left ventricular assist devices, and potentially those with Kawasaki disease (KD), an acute, self-limited, febrile illness that primarily affects children under 5 years old and is the leading cause of acquired heart disease in developed countries. The Company recently submitted a request for Rare Pediatric Disease Designation (RPDD) to the FDA for tecarfarin for “Prevention of the Formation of Life-Threatening Blood Clots Inside Coronary Artery Aneurysms in Children with Kawasaki Disease”. Tecarfarin has also received Orphan Drug and Fast Track designations from the FDA.

For more information, visit https://www.cadrenal.com/ and connect with the Company on LinkedIn.

Safe Harbor

Any statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include, without limitation, statements regarding the Company converting clinical and regulatory progress into strategic value while remaining capital disciplined; pursuing multiple nondilutive grants to advance the Company’s programs; Cadrenal offering a differentiated pipeline that addresses critical unmet needs for high-risk patients; the CACC Franchise demonstrating to prospective partners how the Company’s assets can address multiple high-value needs across the cardiac surgery continuum; frunexian IV replacing volatile alternative anticoagulation protocols for HIT-susceptible patients undergoing CABG surgery and establishing a predictable safety profile; ODD for HIT supporting seven years of post-approval market exclusivity, fee waivers and targeted tax credits; CAD-1005 serving as a post-operative shield for Cardiac Surgery-Associated HIT and CSA-AKI; the Company’s ability to enter into development, licensing, and commercialization transactions for CAD-1005, frunexian, and tecarfarin; the shared cardiac intensive care infrastructure, intravenous administration, and complementary thrombotic and inflammatory mechanisms creating a differentiated critical care asset package for prospective partners; the FDA’s ultimate decision regarding the Company’s request for RPDD for tecarfarin for the prevention of life-threatening blood clots inside coronary artery aneurysms in children with Kawasaki Disease; CAD-2000 potentially being a follow-on companion to the Company’s intravenous acute care platform; the potential exercise of the warrants issued in the Company’s private placement resulting in gross proceeds of up to $5.8 million; the Company’s belief that its resources will fund operations through the first quarter of 2027; the Company securing funding sufficient to complete a trial, which may include capital raised through strategic partnerships, out-licensing agreements, non-dilutive grants, equity or debt financing, or a combination of these sources; and tecarfarin, a late-stage oral vitamin K antagonist designed to prevent heart attacks, strokes, and deaths from blood clots in patients requiring chronic anticoagulation, potentially treating patients with Kawasaki disease. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to advance its programs to clinical trial readiness; the Company’s ability to enter into development, licensing, and commercialization transactions for CAD-1005, frunexian, and tecarfarin; the Company’s ability to secure nondilutive grants to advance its programs; and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s subsequent filings with the Securities and Exchange Commission, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Lytham Partners, LLC

Robert Blum, Managing Partner

602-889-9700

CVKD@lythampartners.com

CADRENAL THERAPEUTICS, INC.

BALANCE SHEETS

	June 30, 2026	December 31,
	(unaudited)	2025
Assets:
Current assets:
Cash and cash equivalents	$2,388,135	$4,007,789
Receivable from issuance of warrants	2,684,904	-
Interest receivable	5,305	5,096
Prepaid expenses and other current assets	410,105	200,140
Deferred offering costs	95,674	106,342
Total current assets	5,584,123	4,319,367
Property, plant and equipment, net	2,675	5,174
Other assets	2,167	2,167
Total assets	$5,588,965	$4,326,708
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$871,913	$650,663
Accrued liabilities	625,344	937,319
Total current liabilities	1,497,257	1,587,982
Total liabilities	1,497,257	1,587,982
Stockholders’ equity:
Preferred stock, $0.001 par value, 7,500,000 shares authorized, no shares issued and outstanding as of June 30, 2026 and December 31, 2025	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, 3,098,592 shares issued and outstanding as of June 30, 2026; 2,338,127 shares issued and outstanding as of December 31, 2025	3,098	2,338
Additional paid-in capital	48,867,860	41,696,533
Accumulated deficit	(44,779,250)	(38,960,145)
Total stockholders’ equity	4,091,708	2,738,726
Total liabilities and stockholders’ equity	$5,588,965	$4,326,708

CADRENAL THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
General and administrative expenses	$2,634,745	$2,656,392	$4,377,060	$4,910,970
Research and development expenses	705,151	1,077,498	1,476,659	2,745,379
Depreciation expense	504	401	1,059	5,918
Total operating expenses	3,340,400	3,734,291	5,854,778	7,662,267
Loss from operations	(3,340,400)	(3,734,291)	(5,854,778)	(7,662,267)
Other income
Interest and dividend income	17,835	67,004	35,673	149,600
Total other income	17,835	67,004	35,673	149,600
Net loss and comprehensive loss	$(3,322,565)	$(3,667,287)	$(5,819,105)	$(7,512,667)

Net loss per common share, basic and diluted	$(1.14)	$(1.87)	$(2.19)	$(3.95)
Weighted average number of common shares used in computing net loss per common share, basic and diluted	2,913,225	1,961,642	2,661,857	1,903,222